EXHIBIT 99.1

200 Connell Drive
Berkeley Heights, NJ 07922

Board of Directors of Genta Incorporated Announce Reverse Split of Company’s Common Stock

BERKELEY HEIGHTS, NJ – July 30, 2010 – Genta Incorporated (OTCBB:  GETA) announced today that its Board of Directors has approved a one-for-one hundred reverse stock split of Genta’s common stock, and that the split will be effective with the open of trading on August 2, 2010.  As of that date, the Company’s common stock will temporarily trade under the symbol GETAD.OB for 20 business days, at which time the symbol will revert to GETA.OB.

At the Annual Meeting of Stockholders held on June 15, 2010, Genta’s stockholders approved a proposal authorizing the Board of Directors, in its discretion, to effect a reverse split of Genta’s outstanding common stock. Additional details regarding the reverse stock split are contained in the Current Report on Form 8-K filed with the Securities and Exchange Commission simultaneously herewith.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has completed several Phase 2 clinical trials.  Genta has initiated a broad program of clinical studies to evaluate the safety and efficacy of tesetaxel in patients with solid tumors.  The Company has announced that gastric (stomach) cancer will be the lead indication for regulatory registration of tesetaxel.  Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Enrollment in a randomized Phase 3 study of Genasense® in patients with advanced melanoma (the AGENDA trial) has been completed.  Long-term data on durable response and survival from AGENDA, which if positive may provide a basis for regulatory approval, are expected in 2011.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE:  Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com